Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Kala Pharmaceuticals, Inc. of our report dated November 9, 2021, with respect to our audit of the financial statements of Combangio, Inc. as of September 30, 2021, and for the nine month period then ended, and as of December 31, 2020, and for the year then ended, which report included an explanatory paragraph expressing substantial doubt regarding Combangio, Inc.’s ability to continue as a going concern based on its recurring losses and limited liquidity.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

March 29, 2022